Exhibit 99.9

CONSENT OF DIRECTOR NOMINEE

Bounty Minerals, Inc. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering (“IPO”) of its Class A common stock. In connection with the IPO, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ James A. Winne
Name: James A. Winne
Date: September 30, 2022